Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521
Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — JANUARY 14, 2015

SKYLINE REPORTS FISCAL 2015 SECOND QUARTER RESULTS

Results from Continuing Operations Include a 27% Increase in Net Sales and Net Profit of $81,000

In the second quarter of fiscal 2015, Skyline reported:

•	Net sales from continuing operations of $49,667,000, an increase of 27% over net sales of $39,208,000 from continuing operations in the year ago quarter.

•	A net profit from continuing operations of $81,000 as compared to a net loss of $739,000 from continuing operations in the year ago quarter which included a $162,000 gain on sale of idle property, plant and equipment.

•	A net loss from discontinued operations of $3,525,000 as compared to a net loss of $1,474,000 from discontinued operations in the year ago quarter.

•	A net loss of $3,444,000 or $0.41 per share as compared to a net loss of $2,213,000 or $0.27 in the year ago quarter.

For the first half of fiscal 2015, Skyline reported:

•	Net sales from continuing operations of $99,271,000, an increase of 29% over net sales of $76,871,000 from continuing operations in the comparable period in fiscal 2014.

•	A net loss from continuing operations of $1,128,000 as compared to a net loss of $1,729,000 from continuing operations which included a $162,000 gain on sale of idle property, plant and equipment in the comparable period in fiscal 2014.

•	A net loss from discontinued operations of $6,089,000 as compared to a net loss of $1,863,000 from discontinued operations in the comparable period in fiscal 2014.

•	A net loss of $7,217,000 or $0.86 per share as compared to a net loss of $3,592,000 or $0.43 per share in the comparable period in fiscal 2014.

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521
Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI

During the second quarter, Skyline completed the sale of its RV business and established a relationship with a manufactured housing retailer that specializes in internet-based marketing. Commenting on the quarter, President and Chief Executive Officer Bruce Page noted, “We still have work to do but we also have significant opportunities ahead of us. We are beginning to see results from our singular focus on driving profitable sales in our manufactured housing business.” Mr. Page further commented, “Our newly formed relationship with an experienced internet retailer should assist us in more fully exploiting this increasingly important channel of distribution.”

Forward-Looking Statements

This document contains certain forward-looking information about Skyline that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline. Skyline cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: consumer confidence and economic uncertainty; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing, modular housing and park model industries; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to the Company; market demographics; and management’s ability to attract and retain executive officers and key personnel.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. Skyline assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended November 30, (Unaudited)			Six Months Ended November 30, (Unaudited)
	2014	2013		2014	2013
Net sales from continuing operations	$49,667	$39,208		$99,271	$76,871

Income (loss) from continuing operations, net of taxes	81	(739	)(A)	(1,128)	(1,729	)(A)
Loss from discontinued operations, net of taxes	(3,525)	(1,474)		(6,089)	(1,863)

Net loss	$(3,444)	$(2,213)		$(7,217)	$(3,592)

Basic loss per share	$(.41)	$(.27)		$(.86)	$(.43)

Number of weighted average common shares outstanding	8,391,244	8,391,244		8,391,244	8,391,244

(A)	Includes $162 gain on sale of idle property, plant and equipment

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	November 30, 2014	May 31, 2013
	(Unaudited)
ASSETS
Cash	$4,824	$6,031
Accounts receivable	13,590	16,259
Note receivable, current	51	50
Inventories	9,155	8,627
Workers’ compensation security deposit	2,137	2,688
Other current assets Assets of discontinued operations	974 2,372	542 7,473

Total Current Assets	33,103	41,670
Note receivable, non-concurrent	1,555	1,581
Property, Plant and Equipment, net	13,555	15,953
Other Assets	6,855	6,550

Total Assets	$55,068	$65,754

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$2,034	$3,050
Accrued liabilities	12,542	12,173
Liabilities of discontinued operations	339	3,024

Total Current Liabilities	14,915	18,247

Total Non-Current Liabilities	13,583	13,720

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	87,074	94,291
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	26,570	33,787

Total Liabilities and Shareholders’ Equity	$55,068	$65,754